Exhibit 99.1

ULTA BEAUTY ANNOUNCES FIRST QUARTER FISCAL 2026 RESULTS AND UPDATES FISCAL 2026 GUIDANCE

●	Net sales increased 11.1%
●	Comparable sales increased 5.3%
●	Operating income increased 11.6% to $448.3 million
●	Diluted EPS increased 15.5% to $7.74
●	Returned $555.0 million of capital to shareholders through share repurchases

Bolingbrook, IL – June 2, 2026 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced consolidated financial results for the thirteen-week period (“first quarter”) ended May 2, 2026, compared to the same period ended May 3, 2025:

	13 Weeks Ended
	May 2,	May 3,
(Dollars in millions, except per share data)	2026	2025
Net sales	$3,163.9	$2,848.4
Comparable sales	5.3%	2.9%
Gross profit (as a percentage of net sales)	40.1%	39.1%
Selling, general and administrative expenses	$814.7	$710.6
Operating income growth	11.6%	0.2%
Diluted earnings per share	$7.74	$6.70

“Fiscal 2026 is off to a strong start driven by broad-based growth across all channels and major categories. Our results demonstrate the strengths of our model, focused execution of our talented associates, and the effectiveness of our strategy in an uncertain macroeconomic landscape. I am particularly proud of our teams’ commitment to delighting our guests while also advancing our longer-term strategic initiatives with discipline,” said Kecia Steelman, president and chief executive officer. “Looking ahead, we remain focused on delivering long-term shareholder value through our strategic growth initiatives, continued prudent cost management, and our differentiated guest experience.”

First Quarter of Fiscal 2026 Compared to First Quarter of Fiscal 2025

●	Net sales increased 11.1% to $3.2 billion, primarily due to increased comparable sales, the acquisition of Space NK, and sales from new stores.
●	Comparable sales increased 5.3%, driven by a 3.7% increase in average ticket and a 1.6% increase in transactions.

●	Gross profit increased 13.8% to $1.3 billion. As a percentage of net sales, gross profit increased to 40.1% compared to 39.1%, primarily due to lower inventory shrink and higher merchandise margin.
●	Selling, general and administrative (“SG&A”) expenses increased 14.6% to $814.7 million, primarily due to the acquisition of Space NK. As a percentage of net sales, SG&A expenses increased to 25.8% compared to 24.9%, primarily due to deleverage of corporate overhead due to strategic enterprise investments and store expenses, partially offset by leverage of advertising expenses.
●	Operating income increased 11.6% to $448.3 million, or 14.2% of net sales.
●	Diluted earnings per share increased 15.5% to $7.74.

Balance Sheet and Capital Deployment

Cash and cash equivalents at the end of the first quarter of fiscal 2026 were $166.3 million. Short-term investments at the end of the first quarter of fiscal 2026 were $55.0 million. Short-term debt at the end of the first quarter of fiscal 2026 was $144.9 million.

Merchandise inventories, net at the end of first quarter of fiscal 2026 increased 12.5% to $2.4 billion. The increase was primarily due to inventory to support new brand launches, the acquisition of Space NK, strategic investments in key categories, and 70 net new Ulta Beauty stores since May 3, 2025.

During the first quarter of fiscal 2026, the Company invested $58.3 million in capital expenditures, primarily driven by investments in new and existing stores.

During the first quarter of fiscal 2026, the Company repurchased 958,323 shares of its common stock at a cost of $555.0 million. As of May 2, 2026, $1.3 billion remained available under the $3.0 billion share repurchase program announced in October 2024.

Fiscal 2026 Outlook

Based on current estimates, the Company has updated its outlook for fiscal 2026.

	Initial Fiscal 2026 Outlook	Updated Fiscal 2026 Outlook
Net sales growth	6% to 7%	no change
Comparable sales growth	2.5% to 3.5%	no change
Operating income growth	6% to 9%	6.5% to 9%
Diluted earnings per share	$28.05 to $28.55	$28.36 to $28.80
Capital expenditures	$400 million to $450 million	no change

Conference Call Information

A conference call to discuss first quarter of fiscal 2026 results is scheduled for today, June 2, 2026, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. During the conference call, a related presentation will be webcast live. Investors and analysts who are interested in participating in the call are invited to register for the live event at https://q1-2026-ulta-beauty-earnings-conference-call.open-exchange.net/.

A copy of the presentation and a replay of the webcast will be available and archived for a limited time on the company's Investor Relations website at https://www.ulta.com/investor.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest specialty beauty retailer in the U.S. and a leading destination for cosmetics, fragrance, skin care, hair care, wellness, and salon services. Since opening its first store in 1990, Ulta Beauty has grown to more than 1,500 stores across the U.S. and redefined beauty retail by bringing together All Things Beauty. All in One Place®. With an expansive product assortment, professional salon services, and its beloved Ulta Beauty Rewards loyalty program, the company delivers seamless, personalized experiences across stores, Ulta.com, and the Ulta Beauty App – where the possibilities are truly beautiful. Ulta Beauty is also expanding its presence internationally through its subsidiary, Space NK, a luxury beauty retailer operating in the U.K. and Ireland, its joint venture in Mexico, and its franchise in the Middle East. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. These forward-looking statements are included throughout this press release, and relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies,” or other comparable words.

Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates, and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies, or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks, uncertainties, assumptions, and changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our expectations, beliefs, and projections will result or be achieved. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control.

We believe that these factors include but are not limited to those described under Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended January 31, 2026, as such risk factors may be updated from time to time in our periodic filings with the U.S. Securities and Exchange Commission (“SEC”), and are accessible on the SEC's website at www.sec.gov.

Any forward-looking statements made by us in this press release speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Senior Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Natalie Navarre

Vice President, Public Relations & Social Marketing

nnavarre@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	May 2,		May 3,
	2026		2025
	(Unaudited)		(Unaudited)
Net sales	$3,163,857	100.0%	$2,848,367	100.0%
Cost of sales	1,896,237	59.9%	1,734,148	60.9%
Gross profit	1,267,620	40.1%	1,114,219	39.1%

Selling, general and administrative expenses	814,699	25.8%	710,613	24.9%
Pre-opening expenses	4,665	0.1%	1,829	0.1%
Operating income	448,256	14.2%	401,777	14.1%
Interest income, net	(652)	(0.0%)	(3,547)	(0.1%)
Income before income taxes and equity net loss of affiliate	448,908	14.2%	405,324	14.2%
Income tax expense	106,860	3.4%	99,644	3.5%
Income before equity net loss of affiliate	342,048	10.8%	305,680	10.7%
Equity net loss of affiliate	1,579	0.0%	628	0.0%
Net income	$340,469	10.8%	$305,052	10.7%

Net income per common share:
Basic	$7.78		$6.72
Diluted	$7.74		$6.70

Weighted average common shares outstanding:
Basic	43,781		45,362
Diluted	43,964		45,508

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 2,	January 31,	May 3,
	2026	2026	2025
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$166,300	$424,243	$454,629
Short-term investments	55,000	70,000	—
Receivables, net	248,240	296,217	225,146
Merchandise inventories, net	2,386,417	2,181,127	2,121,519
Prepaid expenses and other current assets	165,647	169,361	138,396
Prepaid income taxes	—	3,198	—
Total current assets	3,021,604	3,144,146	2,939,690

Property and equipment, net	1,420,091	1,434,062	1,251,287
Operating lease assets	1,849,896	1,813,074	1,658,834
Goodwill	224,628	226,421	10,870
Other intangible assets, net	201,596	203,288	—
Deferred compensation plan assets	52,606	53,391	47,467
Other long-term assets	124,824	124,912	78,541
Total assets	$6,895,245	$6,999,294	$5,986,689

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$713,775	$685,887	$537,518
Accrued liabilities	462,065	551,380	346,960
Deferred revenue	541,199	582,378	462,843
Current operating lease liabilities	309,576	306,671	285,764
Accrued income taxes	132,565	35,739	130,765
Short-term debt	144,899	62,287	—
Total current liabilities	2,304,079	2,224,342	1,763,850

Non-current operating lease liabilities	1,847,968	1,813,103	1,689,439
Deferred income taxes	101,220	98,766	46,013
Other long-term liabilities	61,023	59,632	57,084
Total liabilities	4,314,290	4,195,843	3,556,386

Commitments and contingencies

Total stockholders’ equity	2,580,955	2,803,451	2,430,303
Total liabilities and stockholders’ equity	$6,895,245	$6,999,294	$5,986,689

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 2,	May 3,
	2026	2025
	(Unaudited)	(Unaudited)
Operating activities
Net income	$340,469	$305,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,399	72,033
Non-cash lease expense	91,285	91,105
Deferred income taxes	2,939	3,420
Stock-based compensation expense	10,490	11,418
Loss on disposal of property and equipment	4,682	892
Equity net loss of affiliate	1,579	628
Change in operating assets and liabilities:
Receivables	47,959	(1,812)
Merchandise inventories	(206,014)	(153,305)
Prepaid expenses and other current assets	3,596	(9,283)
Income taxes	100,013	88,934
Accounts payable	21,757	(24,920)
Accrued liabilities	(112,354)	(32,716)
Deferred revenue	(41,097)	(37,742)
Operating lease liabilities	(90,459)	(88,100)
Other assets and liabilities	5,650	(5,583)
Net cash provided by operating activities	261,894	220,021

Investing activities
Proceeds from short-term investments	15,000	—
Capital expenditures	(58,276)	(79,031)
Other investments	(4,949)	(7,346)
Net cash used in investing activities	(48,225)	(86,377)

Financing activities
Borrowings from short-term debt	115,580	—
Payments on short-term debt	(32,252)	—
Repurchase of common shares	(545,304)	(369,786)
Stock options exercised	1,354	481
Purchase of treasury shares	(10,799)	(12,911)
Net cash used in financing activities	(471,421)	(382,216)

Effect of exchange rate changes on cash and cash equivalents	(191)	—
Net decrease in cash and cash equivalents	(257,943)	(248,572)
Cash and cash equivalents at beginning of period	424,243	703,201
Cash and cash equivalents at end of period	$166,300	$454,629

Exhibit 4

Ulta Beauty, Inc.

Store Update (Company-Operated)

The following table presents store activities during the first quarter of fiscal 2026:

	United States	International (Company-operated)
Opened	18	1
Closed	2	—
Net	16	1

Relocated	1	1

The following table presents the number of stores as of May 2, 2026:

	United States	International (Company-operated)
Number of stores	1,521	87

Exhibit 5

Ulta Beauty, Inc.

Sales by Category

The following table sets forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	May 2,	May 3,
	2026	2025
Cosmetics	40%	40%
Skincare and wellness	24%	25%
Haircare	18%	18%
Fragrance	12%	11%
Services	4%	4%
Other	2%	2%
	100%	100%